Exhibit 99.1


                        LTC Properties, Inc. Comments on
                  Discussions with Sun Healthcare Group, Inc.

     OXNARD, Calif.--(BUSINESS WIRE)--Feb. 7, 2003--LTC Properties, Inc. (NYSE:LTC) announced today that it has commenced discussions with Sun Healthcare Group, Inc. ("Sun") (OTCBB:SUHG) relating to skilled nursing facilities LTC currently leases to Sun. Sun indicated that it has identified nine facilities in five states leased from LTC that it believes are not in line with Sun's long-term geographic and strategic initiatives. Sun further advised LTC that Sun would not be making February lease payments on these nine facilities, and has requested that LTC terminate the leases on these nine facilities. Sun has issued its own press release today concerning these matters.

     The nine leases Sun has requested to terminate represent as of December 31, 2002, approximately 8% ($45.8 million) of LTC's net book value of real estate investments. LTC stated that the leases underlying these nine properties represent approximately $4.1 million in annual lease payments. LTC is in discussions with alternative operators for some but not all of the properties and is in the process of identifying potential operators for the remaining properties. However, at this time there can be no assurance that LTC will be able to enter into satisfactory arrangements with respect to these properties. Based on facility operating statements provided by Sun as of December 31, 2002, these nine facilities had a lease coverage ratio of 0.6 times.

     Sun indicated its intent to continue leasing four other facilities from LTC and retain two other facilities financed by mortgages that are in a securitized mortgage (REMIC) pool originated by LTC. Sun has paid February rent payments on the four facilities and February loan payments on the two mortgaged facilities.

     LTC stated that the net book value, as of December 31, 2002, of the four LTC facilities that Sun intends to retain is approximately $10.3 million, 1.9% of LTC's net book value of real estate investments and generate approximately $1.4 million in rental income. Based on facility operating statements provided by Sun as of December 31, 2002, these four facilities had a lease coverage ratio of 2.3 times.

     As of December 31, 2002, the balance Sun owed to the REMIC on the two mortgaged facilities they intend to retain was approximately $6.0 million and based on facility operating statements provided by Sun as of December 31, 2002, these facilities had a debt service coverage of 1.1 times.

     LTC has not reached an agreement with Sun on Sun's request and cannot quantify the financial impact on its earnings for 2003 or whether there will be an impairment in value of the nine properties. LTC currently is evaluating its rights under the applicable leases.

     LTC Properties, Inc. is a self-administered real estate investment trust that primarily invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments.

     The Company has investments in 95 skilled nursing facilities, 96 assisted living residences and one school in 30 states.

     This press release includes statements that are not purely historical and are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All Statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company's management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

    CONTACT: LTC Properties, Inc.
             Andre C. Dimitriadis/Wendy L. Simpson, 805/981-8655


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